Exhibit 10.9

CONTRACT FOR THE PROVISION OF WEBSITE DEVELOPMENT SERVICES

Client	MYX Inc.
Service provider	Fiika Systems Limited
Nature of works	Independent contract. No employment or agency or partnership relationship created.
Project name	Legal Stage
Project scope

Design and development of a dynamic website for Legal Stage, an intended business whose general details are set out at the foot of this table as supplied by Client.

Client to supply a detailed specification sheet within 3 days containing the specifications for the website. The final sheet shall form the basis of the project scope and shall form part of this contract. Any fundamental alterations to the final specification sheet will require variation of this contract and therefore entail additional fees and costs to be mutually agreed by the parties.

Project duration	An estimated 60 days for delivery of the beta version and 60 days for implementation of final changes, making a total project duration of 120 days.
Maintenance and debugging	Free for the first 30 days following project completion. Subsequently, subject to a monthly retainer fee to be agreed between the parties but currently estimated at US $2,000 per month.
Professional fee cost	US$40,000 exclusive of any applicable taxes.
Payment terms	$32,400 upon delivery of beta version, and $7,600 upon final delivery.
Expenses

An estimated $40 is also required to cover the cost of domain name registration, temporary third party host ng, SSL certificate, email addresses, and associated costs. Any extra payments are to be covered by the client. Any excess to be refunded to the client upon conclusion of the project.

Payments to be made out to	Airtel Uganda mobile wallet +256-740-895974, in the name of Al-Imraan Dawood, Director and CEO.
Domain name	Client to provide 3 to 5 choices. Domain name to be registered in the name of the client or client’s nominated party.
Hosting	Website to be hosted on a third party platform to be agreed on by the client, subject to the terms and conditions of the third party hosting service provider.
Intellectual property

Client shall be the author and owner of the domain name, uniform resource locator, any graphics or data provided by Client that are incorporated into the website, and all their attendant intellectual property rights.

Service provider shall be the author and holder of the intellectual property rights to the source code and design data created by the service provider, but hereby assigns to the Client a perpetual non-exclusive right to use, re-use, reproduce, prepare derivative works from, or publicly display those portions of the website over which the service provider is author and holder of intellectual property rights.

Web content and other information	Client shall supply: the website content to be published, any logos, trademarks and other media required to be embedded on the website, all information required for the purchase of the domain name and integration of third party providers, accurate translations of non-English content to be used on the website, and other required information.
This contract does not cover

●  Integration of third party payment systems such as PayPal. An additional fee of $500 per payment platform integrated will be required, and shall be subject to the terms and conditions of the third party service provider as well as the terms herein on exclusion of liability.

●  Integration of cookies. If desired, a separate $100 fee is required.

●  Web analytics and usage statistics. If desired, a separate $500 fee is required.

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Third party services	Client to ascertain and agree to the terms and conditions of third party providers. All costs of integrating third party services shall be borne by the Client.
Exclusion of liability	Service provider not liable: for any act or omission of third party providers selected to provide domain registration, hosting or other third party services; or for any act or omission of client or client’s affiliates in the operation or use of the website; or for any harm or loss arising from the actions or omissions of third parties including data breaches and third party hackers. It is for the Client to ascertain and comply with any applicable laws governing the use of the website and interactions with the website users and third party providers, and other matters relating to the website.
Indemnity

Client shall indemnify the Service Provider against any harm or loss arising from the Client’s or the Client’s affiliates’, employees’, agents’, partners’ (etc) and web users’ acts,omissions or use of the website. Service provider shall indemnify the Client against any intellectual property claims arising from the Service provider’s developed code and independent designs.

Lien	Service provider may exercise a lien over the website for any unpaid fees that remain in arrears for more than 30 days.
Governing law etc.

This contract is governed by the laws of Uganda. Any dispute arising, unless amicably resolved, will be subject to binding

And confidential arbitration under the Arbitration and Conciliation Act, Cap. 5.

Variation	Contract can only be varied in writing agreed by both parties.

MYX, Inc.

Tatyana Muyingo	Al Imaran Dawood
By: /s/ Tatyana Muyingo	By:/s/ Al Imaran Dawood
Title: Director	Title: Developer

3-1-25

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